UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2006

Chindex International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24624	13-3097642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7201 Wisconsin Avenue, Bethesda, Maryland		20814
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 215-7777

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2006, the Compensation Committee of the Board of Directors of the Company granted under the Company’s 2004 Incentive Stock Plan (the "Plan") a restricted stock award of 3,000 shares of the Company’s common stock to each of Roberta Lipson, Elyse Beth Silverberg and Lawrence Pemble, executive officers of the Company, in connection with their service on the Board of Directors of the Company. The awards will be represented on the Company’s standard form of restricted stock award under the Plan. Each award will vest ratably over the next three anniversaries of the date of grant so long as the respective executive officer continues to serve on the Board of Directors of the Company on such anniversary; provided however that each stock award will become 100% vested in the event of a change in control of the Company as such term is defined in the Plan.

In addition, on September 12, 2006, the Board of Directors of the Company granted under the Plan a restricted stock award of (i) 3,000 shares of the Company’s common stock to each of Douglas B. Grob, Holli Harris, Carol R. Kaufman, A. Kenneth Nilsson and Julius Y. Oestreicher, non-employee directors of the Company, in connection with their service on the Board of Directors of the Company, and (ii) and an additional 2,000 shares of the Company’s common stock to Mr. Nilsson and 1,000 shares of the Company’s common stock to each of Ms. Harris and Mr. Oestreicher in connection with their service as Chairman of the Board of Directors, Chair of the Audit Committee and Chair of the Compensation Committee, respectively. The awards will be represented on the Company’s standard form of restricted stock award under the Plan. Each award will vest ratably over the next three anniversaries of the date of grant so long as the respective director continues to serve on the Board of Directors of the Company on such anniversary; provided however that each stock award will become 100% vested in the event of a change in control of the Company as such term is defined in the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chindex International, Inc.

September 18, 2006	By:	Lawrence Pemble

Name: Lawrence Pemble
Title: Chief Financial Officer